Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONTEXT THERAPEUTICS INC.

Context Therapeutics Inc. (the “Company”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1.The Amended and Restated Certificate of Incorporation of the Company (as amended and corrected to date, the “Certificate of Incorporation”) is hereby amended by deleting Article IV, Section 1 of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:
Section 1. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Undesignated Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 310,000,000 shares, of which 300,000,000 shares are Common Stock, $0.001 par value per share, and 10,000,000 shares are Undesignated Preferred Stock, $0.001 par value per share.
2.All other provisions of the Certificate of Incorporation shall remain in effect.

3.The foregoing amendment to the Certificate of Incorporation (the “Amendment”) was adopted and approved by the Board of Directors of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.The Amendment was adopted and approved by the holders of the requisite number of shares of the Company in accordance with applicable requirements of the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

5.This Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its Chief Executive Officer this 24th day of June, 2026.

CONTEXT THERAPEUTICS INC.
By:	/s/ Martin A. Lehr
Name: Title:	Martin A. Lehr Chief Executive Officer

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